Exhibit 107

(Prospectus for Common Stock)

Calculation of Filing Fee Table

PROSPECTUS (424(b)(5))

under

FORM S-3 (No. 333-264790)

(Form Type)

Avista Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)(2)

Newly Registered Securities

Fees Previously Paid	Equity	Common Stock	Rule 424(g) and Rule 456(b) Rule 457(c) and (r)	3,305,541 shs.	$38.68	$127,858,326	0.0001102	$14,089.99

Carry Forward Securities

N/A

(1)

The 3,305,541 shares of Common Stock offered by this prospectus supplement and the accompanying prospectus were included in the 4,000,000 shares offered by the Registrant’s prospectus supplement, dated and filed under Rule 424(b)(5) on August 2, 2023 under the same Registration Statement, No. 333-264790, and the accompanying prospectus, but remain unsold. A filing fee of $17,050.14 was paid contemporaneously with the filing of such prospectus supplement, and the portion of such filing fee allocable to the aforesaid 3,305,541 shares (calculated by multiplying such number of shares by the then applicable market price per share of $38.68 and multiplying that product by the then applicable fee rate of 0.0001102) is $14,089.99.

(2)	Accordingly, the registration fee paid contemporaneously with the filing of this prospectus supplement under Rule 424(b)(5) is $0.00.